FOR IMMEDIATE RELEASE
August 9, 2000

      LEADING OILFIELD SERVICES FIRMS TO FORM SUPPLIER PORTAL; EXPECTED TO
             SIGNIFICANTLY FACILITATE ENERGY INDUSTRY B2B COMMERCE

         HOUSTON, Texas - Twelve major oilfield services firms have announced their intention to work together to form a joint venture company, OFS Portal. OFS Portal would provide customers a single source of standardized electronic catalog and service agreement information for the upstream products and services provided by the participating suppliers. The firms are ABB, Baker Hughes, BJ Services, Cooper Cameron, ENSCO, FMC, Halliburton, National Oilwell, Schlumberger, Smith International, Transocean Sedco Forex, and Weatherford. The first step in the plan is to conduct the design study, which is now underway.
         OFS Portal services would be available worldwide to all customers, either individually or through B2B exchanges. Suppliers in all oilfield products and services segments would have the opportunity to participate in OFS Portal.
         In taking this action, the participating companies are responding to the increasing number of requests from B2B exchanges and portals, as well as many individual customers, to provide information and support to their various online procurement efforts. The twelve founding members of OFS Portal believe e-commerce has enormous potential for the industry. The intent of OFS Portal is to benefit both buyers and sellers by reducing overall costs and improving efficiency through a common approach to integrating supplier offerings into multiple e-procurement environments.


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         As a not-for-profit  independent  service,  OFS Portal would format and
publish   standardized   content,   enable  subscription  by  users,   establish
transaction standards, and facilitate other aspects of the procurement process. OFS Portal would not operate as an exchange for executing transactions.

         For additional information contact:
         ABB                                Noel Monjure - 281-847-4614
         Baker Hughes                       Gary Flaharty - 713-439-8039
         BJ Services                        Mike McShane - 713-462-4239
         Cooper Cameron                     Scott Amann - 713-513-3344
         ENSCO                              Richard LeBlanc - 214-922-1550
         FMC                                John Hatch - 281-591-4208
         Halliburton                        Guy Marcus - 214-978-2691
         National Oilwell                   Alex Prejean - 713-346-7664
         Schlumberger                       Linda Silinsky - 281-285-4270
         Smith International                Margaret Dorman - 281-443-3370
         Transocean Sedco Forex             Jeff Chastain - 713-232-7551
         Weatherford                        Don Galletly - 713-693-4148

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                       The Exhibit Index Appears on Page 4